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                                                                     EXHIBIT 11


                                VF CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                 FISCAL YEAR ENDED
                                      --------------------------------------
                                      DECEMBER 31     JANUARY 1    JANUARY 2
                                         1994           1994          1993
                                      -----------     ---------    ---------
PRIMARY EARNINGS PER SHARE

Net Income                            $ 274,536      $ 246,415     $ 237,031
Less preferred stock dividends            3,430          3,094         4,335
                                      ---------      ---------     ---------
Net income available to
   common stockholders                $ 271,106      $ 243,321     $ 232,696
                                      =========      =========     =========

Average number of common
   shares outstanding                    64,620         64,011        58,608
                                      =========      =========     =========

Primary earnings per share                $4.20          $3.80         $3.97
                                      =========      =========     =========


FULLY DILUTED EARNINGS PER SHARE

Net income                            $ 274,536      $ 246,415     $ 237,031
Increased ESOP contribution
   required if preferred stock
   were converted to common               1,508          1,567         2,488
                                      ---------      ---------     ---------
Fully diluted earnings                $ 273,028      $ 244,848     $ 234,543
                                      =========      =========     =========

Average number of common
   shares outstanding                    64,620         64,011        58,608
Additional common equivalent shares
   resulting from:
   Conversion of preferred stock          1,623          1,647         1,664
   Dilutive effect of stock options         351            367           716
                                      ---------      ---------     ---------
Average number of common and common
   equivalent shares                     66,594         66,025        60,988
                                      =========      =========     =========

Fully diluted earnings per share          $4.10          $3.71         $3.85
                                      =========      =========     =========